Exhibit (14)(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 22, 2025, relating to the financial statements and financial highlights of Nicholas Limited Edition, Inc. appearing in Form N-CSR of Nicholas Limited Edition, Inc. for the period ended October 31, 2025, and to the references to us under the headings "Financial Highlights Tables" and "Comparison of Other Service Providers" in the Prospectus, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
October 28, 2026